CERTIFICATE OF DESIGNATIONS

OF THE

SERIES VV-SCC1  MEMBERSHIP INTEREST

A SERIES OF

VV MARKETS, LLC

March 17, 2023

VV MARKETS, LLC, a Delaware series limited liability company (the “Company”), hereby certifies that the following resolution pertaining to the creation and designation of the VV-SCC1  Series (the “VV-SCC1  Series”) and the creation of the VV-SCC1  Interests (the “VV-SCC1 Interests” or the “Interests”), was adopted by the VinVesto, Inc., the Manager of the Company (the “Manager”). Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Company’s Operating Agreement (the “Operating Agreement”) or, if not defined therein, in the offering circular for the sale of the Interests as filed with the U.S. Securities and Exchange Commission in March 2023 (the “Offering Circular”).

RESOLVED, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Managers hereby establishes the VV-SCC1 Series and the creation of the VV-SCC1 Interests;

RESOLVED FURTHER, that pursuant to the authority granted to and vested in the Manager in accordance with the provisions of the Operating Agreement, the Manager hereby fixes (i) the designation of the VV-SCC1  Interests as indicated opposite “DESIGNATION” below; (ii) the number of authorized shares of such VV-SCC1  Interests as indicated opposite “AUTHORIZED INTERESTS” below; (iii) the Series Assets (as defined in the Operating Agreement) for such Series as indicated opposite “SERIES ASSETS” below; (iv) the voting powers of the VV-SCC1  Interests as indicated opposite “VOTING POWERS” below; (v) the terms of redemption of such VV-SCC1 Interests as indicated opposite “REDEMPTION” below; and (vi) the transfer restrictions applicable to such VV-SCC1 Interests opposite “TRANSFER RESTRICTIONS” below:

DESIGNATION:	VV-SCC1 Interests

AUTHORIZED SHARES:	Minimum: 595 / Maximum: 655 Interests

SERIES ASSETS:	Superlative Scotch Cask Collection
	Product	Vintage	Bottles
	2009 Craigellachie #090003519	2009	1
	2008 Royal Brackla Barrel #6793	2008	1
	2009 Aultmore Barrel #90304842	2009	1
	2014 Glen Garioch 1st Fill Barrel #5850	2014	1
	2016 Tormore Hogshead #646	2016	1

VOTING POWERS:	No Voting Powers.
SERIES ASSETS:

REDEMPTION BY THE COMPANY:	See Operating Agreement.

TRANSFER RESTRICTIONS:	See Operating Agreement.

RESOLVED FURTHER, that such Interests shall have such other powers, terms, conditions, designations, preferences and privileges; relative, participating, optional and other special rights; and qualifications, limitations and restrictions thereof as set forth in the Company’s Operating Agreement.

(Signature Page Follows)

IN WITNESS WHEREOF, VV MARKETS, LLC has caused this Certificate of Designations for SERIES VV-SCC1  to be executed by its Manager as of the date first set forth above.

VINVESTO, INC.

BY:   Nicholas King

NAME:  Nick King